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                                                                  Exhibit (h)(6)

                                 SALES AGREEMENT


            THIS AGREEMENT is made by and between The Galaxy VIP Fund ("TRUST"), a Massachusetts business trust, and American Skandia Life Assurance Corporation ("SKANDIA"), a life insurance company organized under the laws of the State of Connecticut.

            WHEREAS, TRUST is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 ("'40 Act") as an open-end diversified management investment company, and its shares are registered under the Securities Act of 1933 ("'33 Act"); and

            WHEREAS, TRUST is organized as a series fund, currently with four portfolios (individually, a "Portfolio" and collectively, the "Portfolios"); and

            WHEREAS, TRUST was organized primarily as a funding vehicle for variable contracts offered by life insurance companies through separate accounts of such life insurance companies; and

            WHEREAS, SKANDIA has established separate accounts registered as unit investment trusts under the '40 Act to offer variable contracts and may establish others, and is desirous of having TRUST serve as one of the funding vehicles for at least one such variable contract, and possibly others in the future.

            NOW, THEREFORE, and in consideration of the mutual covenants herein contained, it is hereby agreed by and between TRUST and SKANDIA as follows:

            1. TRUST will make available to the designated separate accounts of SKANDIA shares of TRUST Portfolios for investment of purchase payments and, as applicable, cash values, account values or other contract values, as per the terms of the applicable contracts, of variable contracts allocated to the designated separate accounts. TRUST will diversify the assets in each Portfolio in the manner required for the variable contracts to be treated as such under
Section 817(h) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

            2. TRUST will make the shares available indefinitely to such separate accounts for purchase at the applicable net asset value per share on those days on which TRUST calculates its net asset value pursuant to the rules of the Securities and Exchange Commission. Notwithstanding the foregoing, the Board of

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Trustees of TRUST may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board of Trustees of TRUST acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interest of the shareholders of such Portfolio.

            3. Purchase and redemption orders shall be placed for such shares pursuant to TRUST procedures which are then in effect and which may be modified from time to time. TRUST will provide SKANDIA with documentation of all procedures now in effect and will undertake to inform SKANDIA of any modifications to such procedures.

            4. TRUST will provide SKANDIA camera ready copy of the current TRUST prospectus and any supplements thereto for printing by SKANDIA. TRUST will provide SKANDIA a copy of the statement of additional information for duplication. TRUST will provide SKANDIA copies of its proxy material suitable for printing. TRUST will provide SKANDIA annual and semi-annual reports and any supplements thereto, in camera-ready form. SKANDIA will print or duplicate such documents for prospective investors at its own expense.

            5. (a) SKANDIA shall not give any information or make any representations or statements on behalf of TRUST or concerning TRUST in connection with the sale of the variable contracts other than the information or representations contained in the registration statement or prospectus for TRUST shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for TRUST, or in sales literature or other promotional material approved by TRUST.

                  (b) SKANDIA will make available to TRUST at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the variable contracts or the separate accounts, contemporaneously with the filing of such documents with the Securities and Exchange Commission.

            6. (a) SKANDIA shall be solely responsible for its actions in connection with its use of TRUST and its shares and shall indemnify and hold harmless TRUST, its officers and trustees from any liability for SKANDIA's negligent or wrongful


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acts or failures to act with respect to SKANDIA's use of TRUST or its shares.

                  (b) TRUST shall be solely responsible for its actions in connection with its operations and shall indemnify and hold harmless SKANDIA, its officers and directors from any liability for TRUST's negligent or wrongful acts or failures to act with respect thereto.

            7. SKANDIA agrees to inform the Board of Trustees of TRUST of the existence of or any potential for any material irreconcilable conflict of interest between the interests of owners of contracts using the separate accounts of SKANDIA which invest in the TRUST and/or the interests of owners of contracts using any other separate account of any other insurance company which invests in the TRUST.

            A majority of the Board of Trustees of the TRUST ("Board") shall be composed of persons who are not "interested persons" of TRUST as defined by the '40 Act. The Board shall monitor TRUST for the existence of any material irreconcilable conflicts between the interests of the contract owners of all separate accounts investing in the TRUST.

            Any material irreconcilable conflict may arise for a variety of reasons, including:

                  (a)   an action by any state insurance regulatory authority;

                  (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, or any similar action by insurance, tax, or securities regulatory authorities;.

                  (c) an administrative or judicial decision in any relevant proceeding;

                  (d) the manner in which the investments of any Portfolio are being managed;

                  (e) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners or by contract owners of different life insurance companies utilizing TRUST; or

                  (f) a decision by SKANDIA to disregard the voting instructions of contract owners.

            SKANDIA will be responsible for assisting the Board in


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carrying out its responsibilities by providing the Board with all information reasonably necessary for the Board to consider any issue raised including information as to a decision by SKANDIA to disregard voting instructions of contract owners.

            It is agreed that if it is determined by a majority of the members of the Board or a majority of its disinterested Trustees that a material irreconcilable conflict exists affecting SKANDIA, SKANDIA shall, at its own expense, take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps may include, but are not limited to:

                        (i) withdrawing the assets allocable to some or all of
            the separate accounts of SKANDIA from TRUST or any Portfolio and reinvesting such assets in a different investment medium, including another Portfolio of the TRUST, if any, or submitting to a vote of all affected contract owners the question of whether segregation of assets should be implemented and, as appropriate, segregating the assets of any particular group (i.e. annuity contract owners or life insurance contract owners) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change;

                        (ii) establishing a new registered management investment
            company or managed separate account.

            If a material irreconcilable conflict arises because of SKANDIA's decisions to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, SKANDIA may be required, at the TRUST's election, to withdraw its separate account's investment in TRUST and terminate this Agreement. No charge or penalty will be imposed against a separate account as a result of such a withdrawal. SKANDIA agrees that any remedial action taken by it in resolving any material conflicts of interest will be carried out with a view only to the interest of contract owners.

            For purposes hereof, a majority of the disinterested members of the Board shall determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event will TRUST be required to establish a new funding medium for any variable contracts. SKANDIA shall not be required by the terms hereof to establish a new funding medium for any variable contracts if an offer to do so has been declined by vote of a majority of affected contract owners. In the event that the Board determines that any proposed action does not adequately remedy any material irreconcilable conflict, then SKANDIA will withdraw the separate account's investment in TRUST and terminate


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this Agreement.

            TRUST will undertake to promptly make known to SKANDIA the Board's determination of the existence of a material irreconcilable conflict and its implications.

            8. SKANDIA shall provide pass-through voting privileges to all variable contract owners so long as the Securities and Exchange Commission continues to interpret the '40 Act to require such pass-through voting privileges for variable contract owners. SKANDIA shall be responsible for assuring that each of its separate accounts participating in TRUST calculates voting privileges in a manner consistent with other life companies utilizing TRUST. It is a condition of the Agreement that SKANDIA will vote shares, for which it has not received voting instructions as well as shares attributable to it, in the same proportion as it votes shares for which it has received instructions.

            9. The Agreement shall terminate automatically in the event of its assignment, unless made with the written consent of each party.

            10. This Agreement may be terminated at any time on sixty (60) days' written notice to the other party hereto, without the payment of any penalty.

            11. (a) This Agreement shall be construed and the provisions hereof interpreted in accordance with the laws of the Commonwealth of Massachusetts.

                (b) This Agreement shall be subject to the provisions of the '33 Act, the Securities Exchange Act of 1934, the '40 Act and the rules and regulations thereunder, including any exemptive relief therefrom and the orders of the Securities and Exchange Commission setting forth such relief.

            12. It is understood by the parties that this Agreement is not to be deemed an exclusive arrangement.


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            13. The names "The Galaxy VIP Fund" and "Trustees of The Galaxy VIP
Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated May 27, 1992 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of TRUST. The obligations of "The Galaxy VIP Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of TRUST personally, but bind only the property of TRUST, and all persons dealing with any class of shares of TRUST must look solely to the property of TRUST belonging to such class for the enforcement of any claims against TRUST.

            Executed this 26th day of August, 1993.


                                          THE GALAXY VIP FUND



Attest:  /s/ W. Bruce McConnel, III    By: /s/ John T. O'Neill
        ----------------------------      --------------------------------
            Secretary                                 President


                                          AMERICAN SKANDIA LIFE
                                            ASSURANCE CORPORATION



Attest:  /s/ Jacqueline Crader            By: illegible
        ----------------------------      --------------------------------


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